Exhibit 99.1
FOR MORE INFORMATION, CONTACT:
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555


                         EASTGROUP PROPERTIES ANNOUNCES
                           THIRD QUARTER 2004 RESULTS

o    Net Income  Available  to Common  Stockholders  of $6.8 Million or $.32 Per
     Share
o    Funds from  Operations of $13.6  Million or $.64 Per Share,  an Increase of
     21%
o    Percentage Leased 93.5%, Occupancy 92.1%
o    Same  Property   Growth  of  5.8%  on  a  Cash  Basis  and  4.5%  Including
     Straight-Line Rent Adjustments
o Paid 99th Consecutive Quarterly Dividend - $.48 Per Share - Twelfth Consecutive Year of Dividend Growth
o    Development Projects of $29.7 Million Under Construction or In Lease-Up
o    Debt-to-Total Market Capitalization of 33.1% at Quarter End
o    Interest Coverage of 3.8x and Fixed Charge Coverage of 3.4x

JACKSON, MISSISSIPPI, October 18, 2004 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three and nine months ended September 30, 2004.

FUNDS FROM OPERATIONS

For the quarter ended September 30, 2004, funds from operations (FFO) available to common stockholders was $.64 per share compared with $.53 for the same period of 2003, an increase of 20.8%. FFO per share for the third quarter of 2003 was reduced by $.09 per share due to the write-off of the original issuance costs of the Series A Preferred Stock, which was redeemed on July 7, 2003.

For the nine months ended September 30, 2004, FFO was $1.84 per share compared with $1.74 per share for the same period of 2003, an increase of 5.7%. In addition to the item discussed above, there were no gains on securities for the first nine months of this year compared to $.02 per share in the same period of 2003.

Property net operating income (PNOI) from same properties on a cash basis increased 5.8% for the third quarter. PNOI from same properties including straight-line rent adjustments increased 4.5%. Rental rate decreases on a cash basis on new and renewal leases averaged 4.5% for the quarter. Including straight-line rent adjustments, rental rate increases on new and renewal leases averaged 1.5%.

For the nine months ended September 30, 2004, PNOI from same properties on a cash basis increased 2.5%; including straight-line rent adjustments, the increase was 2.9%. Rental rate decreases on a cash basis on new and renewal leases averaged 6.9% for the nine months; including straight-line rent adjustments, the decrease was .5%.

FFO and PNOI are non-GAAP financial measures. For definitions of FFO and PNOI and reconciliations of FFO and PNOI to Net Income, the most directly comparable GAAP financial measure, please see "Reconciliations of Other Reporting Measures to Net Income," attached.

David H. Hoster II, President and CEO, stated, "We are pleased that our third quarter results represent the fifth consecutive quarter of improvement in same property operations when compared to the previous year's quarter. This achievement reflects our improvement in occupancy which was 92.1% at September 30, an increase of 70 basis points over second quarter results and the highest level since the fourth quarter of 2002. In addition, we experienced positive average rent growth on a GAAP basis and the lowest decrease in average rents on a cash basis in two years. We anticipate maintaining these positive trends through the balance of 2004."

                                     -MORE-
       P.O. Box 22728-JACKSON, MS 39225-TEL. 601-354-3555-FAX 601-352-1441

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.32 for the three months ended September 30, 2004 compared with $.13 for the same period of 2003. EPS for the current quarter included a $.07 per share gain on sale of real estate properties and a $.007 per share gain on involuntary conversion resulting from insurance proceeds exceeding net book value of two roofs replaced due to tornado damage. For the same quarter of 2003, EPS was reduced by $.09 per share due to the write-off of the original issuance costs of the Series A Preferred Stock, which was redeemed on July 7, 2003.

For the nine months ended September 30, 2004, EPS was $.74 compared with $.50 for the same period of 2003. EPS for the current year nine months included a $.07 per share gain on sale of real estate properties ($.01 for the same period of 2003) and a $.007 per share gain on involuntary conversion as mentioned above. The nine months ended September 30, 2003 also included a $.02 per share gain on securities and a $.10 per share reduction of EPS due to the write-off of the original issuance costs on the Series A Preferred Stock redemption.

DEVELOPMENT

The incremental growth of EastGroup's current development program and properties transferred during 2004 and 2003 to the portfolio increased PNOI by $502,000 in the third quarter of 2004. At September 30, 2004, EastGroup had seven development properties containing 467,000 square feet with a projected total cost of approximately $29.7 million either in lease-up or under construction. The one property in lease-up is 100% leased and is expected to transfer in January 2005. The properties in lease-up and under construction were approximately 27% leased as of October 18, 2004.

Two properties with total costs at transfer of $7,799,000 were added to the portfolio during the third quarter:


     Property                              Location           Square Feet       Total Costs
     ----------------------------------------------------------------------------------------
     Sunport Commerce Center IV           Orlando, FL           63,000          $ 3,560,000
     Techway Southwest II                 Houston, TX           94,000            4,239,000
                                                              -------------------------------
        Total                                                  157,000          $ 7,799,000
                                                              ===============================

In late August, the Company began construction of site improvements and the first two buildings at its Southridge development in Orlando. EastGroup also began construction on the third and final building of Executive Airport Commerce Center in Fort Lauderdale. These three properties represent a total projected investment of approximately $12.7 million with 166,000 square feet.

ACQUISITIONS AND SALES

In July 2004, the Company purchased Interstate Distribution Center IV (46,000 square feet) in Dallas, Texas for a price of $3,030,000. The multi-tenant business distribution building was constructed in 2002 and is 100% leased to nine tenants. The property is projected to generate an unleveraged yield of approximately 9.3%.

Mr. Hoster stated, "The purchase of Interstate Distribution Center IV is a strategic addition to our Dallas portfolio and increases our cluster of assets in the Walnut Hill/Stemmons Freeway submarket to seven properties with approximately 640,000 square feet."

In August 2004, the Company purchased Alamo Downs Distribution Center (253,000 square feet) in San Antonio, Texas for a price of $8,400,000. Alamo Downs is a two building, business distribution complex which was constructed in two phases in 1986 and 2002. It is currently 59% leased to seven tenants and is projected to generate an unleveraged stabilized yield upon lease-up of approximately 10.6%.

Mr. Hoster added, "The acquisition of Alamo Downs represents one of our typical value-add investments which have worked well for us over the past twelve months. San Antonio is a new market for EastGroup, and we see the potential for growing ownership there to over one million square feet. We believe that a portfolio of quality properties in San Antonio will complement our operations in Houston, Dallas and El Paso."

                                     -MORE-
      P.O. BOX 22728-JACKSON, MS 39225-TEL. 601-354-3555-FAX 601-352-1441

At the beginning of July, EastGroup sold Sample 95 Business Park III (18,000 square feet) in Pompano Beach, Florida for a price of $2,000,000, generating a gain of $1,283,000. Mr. Hoster stated, "The Sample 95 disposition represented an opportunity to recycle capital on a highly favorable basis into an investment with greater anticipated upside."

In August, Viscount Row Distribution Center (104,000 square feet) in Dallas was sold for $2,350,000, generating a gain of $106,000. Viscount is a 43-year old manufacturing type building in the Brookhollow submarket of Dallas.

STRONG FINANCIAL POSITION

EastGroup's balance sheet continues to be strong and flexible with debt-to-total market capitalization of 33.1% at September 30, 2004. For the quarter, the Company had an interest coverage ratio of 3.8x and a fixed charge coverage ratio of 3.4x. Total debt at September 30, 2004 was $362.4 million with floating rate bank debt comprising $57.0 million of that total.

In late September 2004, the Company closed a $30.3 million, nonrecourse first mortgage loan secured by six properties. The note has a fixed interest rate of 5.68%, a ten-year term, and an amortization schedule of 30 years. The proceeds of the note were used to reduce floating rate bank borrowings.

DIVIDENDS

EastGroup paid dividends of $.48 per share of common stock in the third quarter of 2004, which was 75% of funds from operations per diluted share for the quarter. This dividend was the 99th consecutive quarterly distribution to EastGroup's common stockholders and represents an annualized dividend rate of $1.92 per share, which yields 5.6% on the closing stock price of $34.50 on October 15, 2004. EastGroup also paid quarterly dividends of $.4969 per share on its Series D Preferred Stock on October 15, 2004 to stockholders of record as of September 30, 2004.

OUTLOOK FOR THE BALANCE OF 2004

FFO guidance for 2004 has been narrowed from our previous guidance on an FFO per share basis to a range of $2.48 to $2.50. Earnings per share for 2004 should be in the range of $.98 to $1.00.

                                                                         Low Range       High Range
                                                                           2004             2004
                                                                      ---------------------------------
Net income                                                               $  23,320           23,744
Dividends on preferred shares                                               (2,624)          (2,624)
                                                                      ---------------------------------
Net income available to common stockholders                                 20,696           21,120
Depreciation and amortization from continuing operations                    33,171           33,171
Depreciation and amortization from discontinued operations                      94               94
Share of joint venture depreciation and amortization                          (143)            (143)
Gain on sale of depreciable real estate                                     (1,450)          (1,450)
                                                                      ---------------------------------
Funds from operations available to common stockholders                   $  52,368           52,792
                                                                      =================================

Diluted shares for funds from operations and earnings per share             21,157           21,157

Per share data (diluted):
Net income available to common stockholders                              $     .98             1.00
Funds from operations available to common stockholders                        2.48             2.50

EastGroup Properties will provide earnings guidance for 2005 in December.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its third quarter and review the Company's current operations on Tuesday, October 19, 2004, at 2:00 P.M. Eastern Daylight Time (EDT). A live broadcast of the conference call is available by dialing 1-800-362-0571 (conference ID EastGroup) or by webcast through a link on the Company's website at www.eastgroup.net. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 4:00 PM EDT on Tuesday, October 19, 2004. The telephone replay will be available until 5:00 PM EDT on Tuesday, October 26, 2004, and can be accessed by dialing 1-888-566-0149. The replay of the webcast can be accessed through a link on the Company's website at www.eastgroup.net and will be available until 5:00 PM EDT on Tuesday, October 26, 2004.

                                     -MORE-
      P.O. BOX 22728-JACKSON, MS 39225-TEL. 601-354-3555-FAX 601-352-1441

SUPPLEMENTAL INFORMATION

Supplemental financial information is available by request by calling the Company at 601-354-3555, or by accessing the report in the reports section of the Company's website at www.eastgroup.net.

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the acquisition, ownership and development of industrial properties in major Sunbelt markets throughout the United States with a special emphasis in the states of Arizona, California, Florida and Texas. The Company's goal is to maximize shareholder value by being a leading provider of functional, flexible, and quality business distribution space for location sensitive tenants primarily in the 5,000 to 50,000 square foot range. The Company's strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets. EastGroup's portfolio currently includes 20.2 million square feet with an additional 467,000 square feet of properties under development. EastGroup Properties, Inc. press releases are also available on the Company's website.

FORWARD-LOOKING STATEMENTS

In addition to historical information, certain statements in this release are forward-looking, such as those pertaining to the Company's hopes, expectations, intentions, plans, beliefs, strategies regarding the future, the anticipated performance of development and acquisition properties, capital resources, profitability and portfolio performance. Forward-looking statements involve numerous risks and uncertainties. The following factors, among others discussed herein, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, environmental uncertainties, risks related to disasters and the costs of insurance to protect from such disasters, financial market fluctuations, changes in real estate and zoning laws, increases in real property tax rates and risks relating to the Company's development program, including weather, delays in construction schedules, contractor's failure to perform, increases in the price of construction materials or the unavailability of such materials, difficulty in obtaining necessary governmental approvals and other matters outside the Company's control. The success of the Company also depends upon the trends of the economy, including interest rates and the effects to the economy from possible terrorism and related world events, income tax laws, governmental regulation, legislation, population changes and those risk factors discussed elsewhere in this release. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as the date hereof. The Company assumes no obligation to update forward-looking statements. See also the Company's reports to be filed from time to time with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                                     -MORE-
      P.O. BOX 22728-JACKSON, MS 39225-TEL. 601-354-3555-FAX 601-352-1441

                           EASTGROUP PROPERTIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                  Three Months Ended             Nine Months Ended
                                                                     September 30,                 September 30,
                                                              ----------------------------------------------------------
                                                                  2004          2003           2004           2003
                                                              ----------------------------------------------------------
REVENUES
Income from real estate operations                             $ 29,163        27,154          84,680        79,890
Gain on involuntary conversion                                      154             -             154             -
Gain on securities                                                    -             -               -           389
Other                                                               120            65             231           177
                                                              ----------------------------------------------------------
                                                                 29,437        27,219          85,065        80,456
                                                              ----------------------------------------------------------
EXPENSES
Operating expenses from real estate operations                    8,273         8,043          23,874        23,579
Interest                                                          5,115         4,796          15,057        14,137
Depreciation and amortization                                     8,245         7,931          24,737        23,265
General and administrative                                        1,686         1,246           4,930         3,746
Minority interest in joint ventures                                 122           107             366           320
                                                              ----------------------------------------------------------
                                                                 23,441        22,123          68,964        65,047
                                                              ----------------------------------------------------------

INCOME FROM CONTINUING OPERATIONS                                 5,996         5,096          16,101        15,409

DISCONTINUED OPERATIONS
  Income from real estate operations                                 24            61             152           165
  Gain on sale of real estate investments                         1,389             6           1,450           112
                                                              ----------------------------------------------------------
INCOME FROM DISCONTINUED OPERATIONS                               1,413            67           1,602           277
                                                              ----------------------------------------------------------

NET INCOME                                                        7,409         5,163          17,703        15,686

Preferred dividends-Series A                                          -            76               -         2,016
Preferred dividends-Series B                                          -           300               -         2,598
Preferred dividends-Series D                                        656           649           1,968           649
Costs on redemption of Series A preferred                             -         1,778               -         1,778
                                                              ----------------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                    $  6,753         2,360          15,735         8,645
                                                              ==========================================================

BASIC PER COMMON SHARE DATA
  Income from continuing operations                            $   0.25          0.12            0.68          0.49
  Income from discontinued operations                              0.07          0.01            0.08          0.02
                                                              ----------------------------------------------------------
  Net income available to common stockholders                  $   0.32          0.13            0.76          0.51
                                                              ==========================================================

  Weighted average shares outstanding                            20,804        18,451          20,746        17,089
                                                              ==========================================================

DILUTED PER COMMON SHARE DATA
  Income from continuing operations                            $   0.25          0.12            0.67          0.48
  Income from discontinued operations                              0.07          0.01            0.07          0.02
                                                              ----------------------------------------------------------
  Net income available to common stockholders                  $   0.32          0.13            0.74          0.50
                                                              ==========================================================

  Weighted average shares outstanding                            21,180        18,818          21,145        17,453
                                                              ==========================================================

                           EASTGROUP PROPERTIES, INC.
            RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                  Three Months Ended            Nine Months Ended
                                                                                     September 30,                September 30,
                                                                                ----------------------------------------------------
                                                                                  2004          2003           2004          2003
                                                                                ----------------------------------------------------
RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME:

Income from real estate operations                                              $ 29,163      27,154          84,680       79,890
Operating expenses from real estate operations                                    (8,273)     (8,043)        (23,874)     (23,579)
                                                                                ----------------------------------------------------

PROPERTY NET OPERATING INCOME (PNOI) (A)                                          20,890      19,111          60,806       56,311

Gain on involuntary conversion                                                       154           -             154            -
Gain on securities                                                                     -           -               -          389
Other income                                                                         120          65             231          177
General and administrative expense                                                (1,686)     (1,246)         (4,930)      (3,746)
                                                                                ----------------------------------------------------

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
AMORTIZATION (EBITDA)                                                             19,478      17,930          56,261       53,131

Income from discontinued operations (before depreciation and amortization)            25         108             246          309
Interest expense (B)                                                              (5,115)     (4,796)        (15,057)     (14,137)
Minority interest in earnings (before depreciation and amortization)                (158)       (141)           (473)        (430)
Gain on sale of nondepreciable real estate                                             -           6               -            6
Dividends on Series A preferred shares                                                 -         (76)              -       (2,016)
Dividends on Series D preferred shares                                              (656)       (649)         (1,968)        (649)
Costs on redemption of Series A preferred                                              -      (1,778)              -       (1,778)
                                                                                ----------------------------------------------------

FUNDS FROM OPERATIONS (FFO) AVAILABLE TO COMMON STOCKHOLDERS (A)                  13,574      10,604          39,009       34,436

Depreciation and amortization from continuing operations                          (8,245)     (7,931)        (24,737)     (23,265)
Depreciation and amortization from discontinued operations                            (1)        (47)            (94)        (144)
Share of joint venture depreciation and amortization                                  36          34             107          110
Gain on sale of depreciable real estate investments                                1,389           -           1,450          106
Dividends on Series B convertible preferred shares                                     -        (300)              -       (2,598)
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                        6,753       2,360          15,735        8,645

Dividends on preferred shares                                                        656       1,025           1,968        5,263
Costs on redemption of Series A preferred                                              -       1,778               -        1,778
                                                                                ----------------------------------------------------

NET INCOME                                                                      $  7,409       5,163          17,703       15,686
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA: (C)
Income from continuing operations                                               $   0.25        0.12            0.67         0.48
Income from discontinued operations                                                 0.07        0.01            0.07         0.02
                                                                                ----------------------------------------------------
Net income available to common stockholders                                     $   0.32        0.13            0.74         0.50
                                                                                ====================================================

Weighted average shares outstanding                                               21,180      18,818          21,145       17,453
                                                                                ====================================================

Funds from operations available to common stockholders                          $   0.64        0.53            1.84         1.74
                                                                                ====================================================

Weighted average shares outstanding for FFO purposes                              21,180      20,133          21,145       19,803
                                                                                ====================================================

(A) The Company's chief decision makers use two primary measures of operating results in making decisions, such as allocating resources: property net operating income (PNOI), defined as income from real estate operations less property operating expenses (before interest expense and depreciation and amortization), and funds from operations (FFO). EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts' definition, as net income (loss) (computed in accordance with accounting principles generally accepted in the United States of America (GAAP)), excluding gains or losses from sales of depreciable real estate property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.
     PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company's investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry's calculations of PNOI and FFO provide supplemental indicators of the properties' performance since real estate values have historically risen or fallen with market conditions. PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs. Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company's financial performance.

(B) Net of capitalized interest of $365,000 and $518,000 for the three months ended September 30, 2004 and 2003, respectively; and $1,275,000 and $1,520,000 for the nine months ended September 30, 2004 and 2003, respectively.

(C) Assumes dilutive effect of common stock equivalents.